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                                                                    EXHIBIT 17.3

                               STEPHEN M.  LEAHY
                          #11 -- 1155 MELVILLE STREET
                             VANCOUVER, BC V6E 4C4
                                    CANADA


MARCH 8, 1998

BOARD OF DIRECTORS
PORTACOM WIRELESS, INC.
10061 TALBERT AVE., SUITE #200
FOUNTAIN VALLEY, CA 92708

Dear Sirs:

I hereby submit for your acceptance my resignation as a director and as Secretary of PortaCom Wireless, Inc., to become effective at 11:59 p.m. Pacific Standard Time on Sunday, March 8, 1998. Thank you.

Sincerely,

/s/ Stephen M. Leahy

Stephen M. Leahy